PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT (this "Agreement") is entered into as of February 14, 2024 by and among Mercury Storage 3, LLC, a Nevada limited liability company ("Owner"), and the subsidiaries of U-Haul International, Inc. set forth on the signature block hereto (each a “Manager” and collectively "Managers").

RECITALS

A. Owner holds the leasehold interest in the real property and all improvements thereon and appurtenances thereto located at the street addresses identified on Exhibit A hereto (hereinafter, collectively the “Property”).

B. Owner intends that the Property be rented on a space-by-space retail basis to individuals, business entities, or other entities for use as self-storage and portable storage facilities.

C. Owner desires that Manager manage the Property and Manager desires to act as the property manager for the Property, all in accordance with the terms and conditions of this Agreement.

D. The parties agree that this Agreement supersedes and replaces any other property management agreement (“Prior Agreement”) between the parties hereto and/or their respective predecessors in interest, as the case may be, with respect to the Property, any such Prior Agreement is hereby terminated as of the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows.

1.
Employment.
a.
Owner hereby retains Manager, and Manager agrees to act as manager of the Property upon the terms and conditions hereinafter set forth.
b.
Owner acknowledges that Manager, and/or Manager affiliates, is in the business of managing self-storage and portable-storage facilities and businesses conducted thereat, including, but not limited to, the sale of packing supplies and rental of trucks and equipment, both for its own account and for the account of others. It is hereby expressly agreed that notwithstanding this Agreement, Manager and such affiliates may continue to engage in such activities, may manage facilities other than those presently managed by Manager and its affiliates (whether or not such other facilities may be in direct or indirect competition with Owner), and may in the future engage in other business which may compete directly or indirectly with activities of Owner.
c.
In the performance of its duties under this Agreement, Manager shall occupy the position of an independent contractor with respect to Owner. Nothing contained herein shall be construed as making the parties hereto (or any of them) partners or co-parties to a joint venture, nor construed as making Manager an employee of Owner.

2.
Duties and Authority of Manager. Manager shall have the following duties and authority, subject to the terms and conditions of this Agreement, on behalf of and as agent of the Owner:

a.
General Duties and Authority. Manager shall have the sole and exclusive duty and authority to fully manage the Property and supervise and direct the business and affairs associated or related to the daily operation thereof, to collect on behalf of Owner all revenues related to the Property, to pay on behalf of Owner all expenses of the Property, and to execute on behalf of Owner such documents and instruments as, in the sole judgment of Manager, are reasonably necessary or advisable under the circumstances in order to fulfill Manager's duties hereunder. Such duties and authority shall include, without limitation, those set forth below. Notwithstanding the foregoing or any other term or provision herein, upon notice to Manager, Owner shall have the right to assume responsibility for the direct payment of certain expenses of Owner, as may be determined by Owner. In such event, Owner shall provide an accounting of such costs to Manager. In the event Owner fails to provide such accounting to Manager, Manager shall assume no liability for nonpayment for such expenses so assumed by Owner. The parties acknowledge and agree that Owner will retain title to, ownership of, and exclusive right to control the Property, subject to the terms of this Agreement, and that portion of the Gross Revenue (as hereinafter defined) owned by Owner (“Owner’s Revenue”); and that Manager will not acquire title to, any interest in, or any income or revenues from the Property or Owner’s Revenue. For purposes of this Agreement, Owner’s Revenue consists of the revenue from portable and self-storage operations (excluding U-Box delivery fees), retail sales, miscellaneous income and the commissions (“U-Move Commissions”) paid to Owner pursuant to the terms of that Dealership Contract between Owner and Manager dated as of the date hereof (the “Dealer Contract”), in each case with respect to the Property. In performing its services and making any payments hereunder, Manager will make known to third parties that Manager is acting solely as the agent of Owner. Under no circumstances will Manager represent or hold itself out to any third party as having any title to or property interest in the Property or Owner’s Revenue. Manager shall perform all of its obligations under this Agreement in a professional manner consistent with the standards it employs at all of its managed locations.
b.
Renting of the Property. Manager shall establish policies and procedures for the marketing activities for the Property, and shall advertise the Property through such media as Manager deems advisable. Manager's marketing activities for the Property shall be consistent with the scope and quality implemented by Manager and its affiliates at any other properties operated by Manager or its affiliates. Manager shall have the sole discretion, which discretion shall be exercised in good faith, to establish the terms and conditions of occupancy by the tenants of the Property, and Manager is hereby authorized to enter into rental agreements on behalf and for the account of Owner with such tenants and to collect rent from such tenants on behalf and for the account of Owner. Manager may jointly advertise the Property with other properties owned or managed by Manager or its affiliates, and in that event, Manager shall reasonably allocate the cost of such advertising among such properties.
c.
Repair, Maintenance, and Improvements. Manager shall make, execute, supervise, and have control over the making and executing of all decisions concerning the acquisition of furniture, fixtures, and supplies for the Property, and may purchase, lease, or otherwise acquire the same and which items shall be owned by Manager. Manager shall make and execute, or supervise and have control over the making and executing, of all decisions concerning the maintenance, repair, and landscaping of the Property, provided, however, that such maintenance, repair, and landscaping shall be consistent with that of other properties operated by Manager or its affiliates. Manager shall, on behalf of Owner, negotiate and contract for and supervise the installation of all capital improvements related to the Property; provided, however, that Manager agrees to secure the prior written approval of Owner on all such expenditures in excess of $10,000.00 for any one item, except monthly or recurring operating charges and/or emergency repairs if in the opinion of Manager such emergency repairs are necessary to protect the Property from damage or to maintain services to the Owner or any customers. In the event such emergency repairs exceed $10,000, Manager shall notify Owner and the insurer as applicable of the cost estimate for such work.
d.
Personnel. Manager shall select all vendors, suppliers, contractors, subcontractors, and employees with respect to the Property and shall hire, discharge, and supervise all labor and employees required for the operation and maintenance of the Property. Any employees so hired shall be employees of Manager, and shall be carried on the payroll of Manager. Employees may include, but need not be limited to, on-site resident managers, on-site assistant managers, and relief managers located, rendering services, or performing activities on the Property in connection with its operation and management. The cost of employing such persons shall not exceed prevailing rates for comparable persons performing the same or similar services with respect to real estate similar to the Property in the general vicinity of each respective Property. Manager shall be responsible for all legal and insurance requirements relating to its employees.
e.
Service Agreements. Manager shall negotiate and execute on behalf of Owner such agreements which Manager deems necessary or advisable for the furnishing of utilities, services, concessions, and supplies, for the maintenance, repair, and operation of the Property and such other agreements which may benefit the Property or be incidental to the matters for which Manager is responsible hereunder.
f.
Other Decisions. Manager shall make the decisions in connection with the day-to-day operations of the Property.
g.
Regulations and Permits. Manager shall comply in all respects with any statute, ordinance, law, rule, regulation, or order of any governmental or regulatory body pertaining to the Property (collectively, "Laws"), respecting the use of the Property or the maintenance or operation thereof, the non-compliance with which could reasonably be expected to have a material adverse effect on Owner or any Property. Manager shall apply for and obtain and maintain, on behalf of Owner, all licenses and permits required or advisable (in the reasonable judgment of Manager) in connection with the management and operation of the Property. Notwithstanding the foregoing, Manager shall be permitted to contest any Applicable Laws to the extent and pursuant to the same conditions that Owner is permitted to contest any Laws. To the extent that Manager does not comply, Manager will be responsible for the costs and penalties incurred as a result of the non-compliance.
h.
Records and Reports of Disbursements and Collections. Manager shall establish, supervise, direct, and maintain the operation of a system of cash record keeping and bookkeeping with respect to all receipts and disbursements and all business activities and operations conducted by Manager in connection with the management and operation of the Property. Manager shall be responsible for cash shortages and discrepancies incurred in the normal course of management operations. The books, records, and accounts shall be maintained at the Manager's office or at Owner's office, or at such other location as Manager and Owner shall determine, and shall be available and open to examination and audit quarterly by Owner, its representatives, its lender, if any (“Lender”) or such Lender’s representative. Manager shall cause to be prepared and delivered to Owner a monthly statement on a per-Property basis of receipts, expenses, and charges, and any other information as reasonably required by Owner to prepare its financial statements, together with a statement on a per-Property basis of the disbursements made by Manager during such period on Owner's behalf, which shall include separate lines for prepaid items and inventory. Manager shall provide Owner with rent rolls and occupancy reports if requested.
i.
Collection. Manager shall be responsible for the billing and collection of all receipts and for payment of all expenses with respect to the Property and shall be responsible for establishing policies and procedures to minimize the amount of bad debts. Bad debt incurred as a result of non-compliance with management policies and procedures (such as improper verifications or acceptance of bad credit cards or bad checks) will be the responsibility of Manager.
j.
Legal Actions. Manager shall cause to be instituted, on behalf and in its name or in the name of Owner as appropriate, any and all legal actions or proceedings Manager deems necessary or advisable in connection with the Property, including without limitation, to collect charges, rent, or other income due to Owner with respect to the Property and to oust or dispossess tenants where appropriate or other persons unlawfully in possession under any lease, license, concession agreement, or otherwise, and to collect damages for breach thereof or default thereunder by such Owner, licensee, concessionaire, or occupant.
k.
Insurance. Manager will insure, on its Master Policy, against all liabilities at the Property at Manager’s sole cost and expense (“General Liability Insurance”). Any deductibles or self-insured retentions with respect to the General Liability Insurance shall be at Manager’s (or Manager’s U-Haul affiliates’) responsibility and sole cost and expense. Manager will insure equipment at Manager’s cost, as determined by Manager. If requested by Owner, Manager will obtain for Owner, at Owner’s sole cost and expense, a policy of property insurance (“Property and Casualty Insurance”). Any such Property & Casualty Insurance shall meet Lender’s required coverage, to include earthquake, flood, and other Lender requirements, as the case may be, and shall be the cost of Owner.
l.
Taxes. During the term of this Agreement, Manager shall pay on behalf of Owner, prior to delinquency, real estate taxes, personal property taxes, and other taxes assessed to or levied upon the Property, but only in the event requested by Owner. If requested, Manager will charge to Owner an expense monthly equal to 1/12 of annual real property taxes.
m.
Limitations on Manager Authority. Notwithstanding anything to the contrary set forth in this Section 2, Manager shall not, without obtaining the prior written consent of Owner, (i) rent storage space in the Property by written lease or agreement for a stated term in excess of one year unless such lease or agreement is terminable by the giving of not more than thirty (30) days’ written notice, (ii) alter the building or other structures of the Property in violation of loan documents executed by Owner in connection with the Property (“Loan Documents”); (iii) enter on behalf of Owner any other agreements which exceed a term of one year and are not terminable on thirty (30) days’ notice at the will of Owner, without penalty, payment, or surcharge; (iv) act in violation of any Law, (v) violate any term or condition of the Loan Documents; (vi) fail to correct any misunderstanding of any third party of which Manager becomes aware as to the separateness of Owner and Manager; or (vii) exercise any authority to act on behalf of Owner, or hold itself out has having such authority, beyond the actual scope of authority granted by Owner.
n.
Shared Expenses. Owner acknowledges that certain economies may be achieved with respect to certain expenses to be incurred by Manager on behalf of Owner hereunder if materials, supplies, insurance, or services are purchased by Manager in quantity for use not only in connection with Owner's business at the Property but in connection with other properties owned or managed by

Manager or its affiliates. Manager shall have the right to purchase such materials, supplies, insurance (subject to the terms of this Agreement), and/or services in its own name and charge Owner a pro rata allocable share of the cost of the foregoing; provided, however, that the pro rata cost of such purchase to Owner shall not result in expenses that are either inconsistent with the expenses of other "U-Haul branded" locations in the general vicinity of the applicable Property or greater than would otherwise be incurred at competitive prices and terms available in the area where the Property is located; and provided further, Manager shall give Owner access to records (at no cost to Owner) so Owner may review any such expenses incurred.
o.
Deposit of Gross Revenues. All revenue from operations at the Property (“Gross Revenue”) shall be deposited daily by Manager into (i) a bank account that has been established for the benefit of Owner (the “Deposit Account”) and maintained by Manager (or its parent company); or (ii) a collective bank account (the “Collective Account”) maintained by Manager (or its parent company) for the benefit of multiple property owners. In either case, although the account may be in Owner’s name, Owner’s right to the proceeds therein only extends to Owner’s Revenue. Within 3 business days after receipt, Manager shall transfer Owner’s Revenue in the Deposit Account or Collective Account, as the case may be, to Owner’s separately identified depositary account pledged to Lender (“Blocked Account”). To the extent that Gross Revenue is deposited into a Collective Account, Manager (or its parent company) shall on a daily basis reconcile such Collective Account and maintain such records as shall clearly identify the respective interest of each property owner in such account. Manager shall not, and shall not permit any other property owner or any affiliate of Manager to, borrow, lend, or use Owner’s Revenue prior to the deposit of such revenue into the Blocked Account. The payment of Owner’s U-Move Commissions shall be governed by the terms of the Dealer Contract. Nothing in this Section shall be construed to limit Owner’s access to Owner’s Revenue. All funds shall be deposited and applied as required pursuant to Owner’s loan documents with Lender.
p.
Obligations under Loan Documents and other Material Contracts. Manager shall take such actions as are necessary or appropriate under the circumstances to ensure, to the extent Manager is privy to the information, that Owner is in compliance with the terms of the Loan Documents and any other material agreement relating to the Property to which Owner is a party and for which Manager is privy to the information. Notwithstanding the foregoing, nothing herein contained shall be deemed to obligate Manager to fund from its own resources any payments owed by Owner under the Loan Documents or otherwise be deemed to make Manager a direct obligor under the Loan Documents.
q.
Segregation. Owner and Manager shall maintain the Property and Owner’s Revenue in such a manner that it is not costly or difficult to segregate, ascertain, or identify Owner’s individual assets from those of Manager or any other person.
3.
Duties of Owner. Owner shall cooperate with Manager in the performance of Manager's duties under this Agreement and to that end, upon the request of Manager, shall provide, at such rental charges as are deemed appropriate, reasonable office space for Manager employees on the premises of the Property (to the extent available). Owner shall not unreasonably withhold or delay any consent or authorization to Manager required or appropriate under this Agreement. Owner shall provide Manager with copies of all Loan Documents and any amendments thereto.
4.
Compensation of Manager.
a.
Reimbursement of Expenses. Manager shall be entitled to request and receive timely reimbursement for all timely authorized out-of-pocket reasonable and customary expenses (“Expenses”) actually incurred by Manager in the discharge of its duties hereunder. Such expense reimbursement shall be due by the last business day of each month, for all expenses billed during such month, unless a written request is received by Manager detailing a legitimate dispute as to a billed amount. Such reimbursement shall be the obligation of Owner, whether or not Owner’s Revenues are sufficient to pay such amounts.
b.
Management Fee. Owner shall pay to Manager as the full amount due for the services herein provided a monthly fee (the “Property Management Fee”) which shall be six percent (6%) of the Property’s current month Owner’s Revenue, as determined on a cash basis. The Property Management Fee payment shall be included with the reimbursement of Expenses pursuant to Section 4(a) above, for the same month. The invoice for the management fees shall be itemized and shall include reasonable detail to explain the expenses incurred. It is further understood and agreed that, except as provided in this Section 4, Manager shall not be entitled to additional compensation of any kind in connection with its performance of its duties under this Agreement.
c.
Inspection of Books and Records. Owner shall have the right, upon prior reasonable notice to Manager, to inspect Manager's books and records with respect to the Property, to assure that proper fees and charges are assessed hereunder. Manager shall cooperate with any such inspection. Owner shall bear the cost of any such inspection; provided, however, that if it is clearly demonstrated that Manager has overcharged Owner by more than 5% in any given quarter and such overcharge was not caused in whole or part by Owner, the cost of such inspection shall be borne by Manager. Manager shall promptly reimburse Owner for any overpayment.
5.
Use of Trademarks, Service Marks, and Related Items. Owner acknowledges the significant value of the "U-Haul" name in the operations of Owner's property, and it is therefore understood and agreed that the name, trademark, and service mark "U-Haul", and related marks, slogans, caricatures, designs, and other trade or service items (the "Manager Trade Marks") shall be utilized for the non-exclusive benefit of Owner in the rental and operation of the Property, and in comparable operations elsewhere. It is further understood and agreed that the Manager Trade Marks shall remain and be at all times the property of Manager or its affiliates, and that, except as expressly provided in this Agreement, Owner shall have no right whatsoever therein. Owner agrees that during the term of this Agreement the sign faces at the property will have the name "U-Haul." Upon termination of this Agreement at any time for any reason, all such use by and for the benefit of Owner of any such Manager Trade Marks in connection with the Property shall be terminated and any signs bearing any of the foregoing shall be removed from view and no longer used by Owner. In addition, upon termination of this Agreement at any time for any reason, Owner shall not enter into any new leases of Property using the Manager lease form or use other forms prepared by Manager. It is understood and agreed that Manager will use and shall be unrestricted in its use of such Manager Trade Marks in the management and operation of other storage facilities both during and after the expiration or termination of the term of this Agreement.
6.
Default; Termination.
a.
Any material failure by Manager or Owner (a "Defaulting Party") to perform its respective duties or obligations hereunder (other than a default by Owner under Section 4 of this Agreement), which material failure is not cured within thirty (30) calendar days after receipt of written notice of such failure from the non-defaulting party, shall constitute an event of default hereunder; provided, however, the foregoing shall not constitute an event of default hereunder in the event the Defaulting Party commences cure of such material failure within such thirty (30) day period and diligently prosecutes the cure of such material failure thereafter but in no event shall such extended cure period exceed ninety (90) days from the date of receipt by the non-defaulting party of written notice of such material default; provided further, however, that in the event such material failure constitutes a default under the terms of the Loan Documents and the cure period for such matter under the Loan Documents is shorter than the cure period specified herein, the cure period specified herein shall automatically shorten such that it shall match the cure period for such matter as specified under the Loan Documents. In addition, following notice to Manager of the existence of any such material failure by Manager, Owner shall have the right to cure any such material failure by Manager, and any sums so expended in curing shall be owed by Manager to such curing party and may be offset against any sums owed to Manager under this Agreement.
b.
Any material failure by Owner to perform its duties or obligations under Section 4, which material failure is not cured within ten (10) calendar days after receipt of written notice of such failure from Manager, shall constitute an event of default hereunder.
c.
Subject to the terms of the Loan Documents, either party hereto shall have the right to terminate this Agreement, with or without cause, by giving not less than ninety (90) days' written notice to the other party hereto, pursuant to Section 14 hereof.
d.
Upon termination of this Agreement, (i) Manager shall promptly return to Owner all monies, books, records, and other materials held by Manager for or on behalf of Owner and shall otherwise cooperate with Owner to promote and ensure a smooth transition to the new manager, and (ii) Manager shall be entitled to receive its Property Management Fee and reimbursement of expenses through the effective date of such termination, including the reimbursement of any prepaid expenses for periods beyond the date of termination (such as advertising).
7.
Indemnification. Manager hereby agrees to indemnify, defend, and hold Owner, all persons and companies affiliated with Owner, and all officers, shareholders, directors, employees, and agents of Owner and of any affiliated companies or persons (collectively, the "Indemnified Persons") harmless from any and all costs, expenses, attorneys' fees, suits, liabilities, judgments, damages, and claims in connection with the management of the Property and operations thereon (including the loss of use thereof following any damage, injury, or destruction), arising from any cause or matter whatsoever, including without limitation, any environmental condition or matter caused by Manager’s operation of the Property, except to the extent attributable to the willful misconduct or negligence on the part of the Indemnified Persons.
8.
Assignment. Manager shall not assign this Agreement, or any portion hereof of the duties hereunder, to any party without the consent of Owner.
9.
Standard for Property Manager's Responsibility. Manager agrees that it will perform its obligations hereunder according to industry standards, in good faith, and in a commercially-reasonable manner.
10.
Estoppel Certificate. Each of Owner and Manager agree to execute and deliver to each other, from time to time, within ten (10) business days after the requesting party's request, a statement in writing certifying, to the extent true, that this Agreement is in full force and effect, and to such parties’ knowledge there are no uncured defaults (or specifying such defaults if they are claimed) and any such other matters as may be reasonably requested by such requesting party
11.
Term, Scope. Subject to the provisions hereof, this Agreement shall have an initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on the date hereof (the "Commencement Date") and ending on the later of (i) the last day of the 300th calendar month next following the date hereof, or (ii) the maturity date, repayment, or prepayment of the relevant loan under the applicable Loan Documents (the "Expiration Date"); provided however, the parties shall have the right upon mutual agreement to terminate this Agreement with respect to any individual Property no longer subject to the Loan Documents (for instance due to a significant casualty or condemnation of such Property).

12.
Headings. The headings contained herein are for convenience of reference only and are not intended to define, limit, or describe the scope or intent of any provision of this Agreement.
13.
Governing Law. The validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties shall be governed by the internal laws of the State of Nevada
14.
Notices. Any notice required or permitted herein shall be in writing and shall be personally delivered or mailed first class postage prepaid or delivered by an overnight delivery service to the respective addresses of the parties set forth above on the first page of this Agreement, or to such other address as any party may give to the other in writing. Any notice required by this Agreement will be deemed to have been given when personally served or one day after delivery to an overnight delivery service or five days after deposit in the first class mail. Any notice to Owner shall be to 207 E Clarendon, Phoenix, AZ 85012. Any notice to Manager shall be c/o U-Haul International, Inc., 2721 North Central Avenue, Phoenix, AZ 85004, Attn: Legal Dept.
15.
Severability. Should any term or provision hereof be deemed invalid, void, or unenforceable either in its entirety or in a particular application, the remainder of this Agreement shall nonetheless remain in full force and effect and, if the subject term or provision is deemed to be invalid, void or unenforceable only with respect to a particular application, such term or provision shall remain in full force and effect with respect to all other applications.
16.
Successors. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their permitted assigns and successors in interest.
17.
Attorneys' Fees. In any dispute arising under this Agreement, the prevailing party shall be entitled to recover from the other party all costs including without limitation reasonable attorneys’ and experts’ fees and costs.
18.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned execute this Property Management Agreement as of the date set forth above.

Owner:

Mercury Storage 3, LLC,

a Nevada limited liability company

By: _______________________________________

Stuart M. Shoen, Vice President

Manager:

U-Haul Co. of Arizona, an Arizona corporation

U-Haul Co. of Colorado, a Colorado corporation

U-Haul Co. of Florida, a Florida corporation

U-Haul Co. of Georgia, a Georgia corporation

U-Haul Co. of Illinois, Inc., an Illinois corporation

U-Haul Co. of Louisiana, a Louisiana corporation

U-Haul Company of Missouri, a Missouri corporation

U-Haul Co. of Nevada, Inc., a Nevada corporation

U-Haul Co. of Tennessee, a Tennessee corporation

U-Haul Co. of Texas, a Texas corporation

U-Haul Co. of Virginia, a Virginia corporation

By: ____________________________________

Wesley Chadwick, Assistant Secretary

Exhibit A

List of Properties

Center #	Street	City	State	Zip
822083	9264 Technology Drive	Fountain Hills	AZ	85268
858047	8746 West Bell	Peoria	AZ	85382
862036	15250 East 40Th Ave	Denver	CO	80239
956038	13301 S Orng Blsm Trl	Orlando	FL	32837
863026	1290 Pleasant Hill Road	Lawrenceville	GA	30244
739050	4504 W Northwest Hwy	Crystal Lake	IL	60014
856031	195 S Route 59	Aurora	IL	60504
743057	4100 Barksdale Boulevard #108	Bossier City	LA	71112
875051	3990 N Service Road	Saint Peters	MO	63301
838068	2450 North Rainbow Boulevard	Las Vegas	NV	89108
938057	1691 Mallory Ln (1691 Moores Ct)	Brentwood	TN	37027
733027	1501 North Dallas Parkway	Plano	TX	75903
745043	351 Gulf Freeway South	League City	TX	77573
946051	8207 Terminal Road	Lorton	VA	22079

The Property shall automatically include, without any further action necessary under this Agreement, any After Acquired Adjacent Property and After Acquired Leasehold Property as defined in the Loan Documents.